EXHIBIT 99.1

Liberty Tax Announces Receipt of Unsolicited Proposal

VIRGINIA BEACH, Va., May 06, 2019 (GLOBE NEWSWIRE) -- Liberty Tax, Inc. (OTC PINK: TAXA) (“Liberty Tax” or the “Company”), the parent company of Liberty Tax Service, today announced that it has received an unsolicited and non-binding proposal from Vintage Capital Management, LLC (“Vintage”) to explore a recapitalization transaction, which would allow Liberty Tax stockholders, at their election, to receive $12.00 per share in cash for their shares in the Company.

In light of the receipt of the unsolicited proposal, the Board of Directors of Liberty Tax has formed an independent Special Committee of the Board of Directors to commence a careful and expeditious review of Vintage’s proposal and other strategic alternatives that may be available to the Company in consultation with its advisors.

As previously disclosed, in November 2018, the Company received an unsolicited and non-binding proposal from an unaffiliated private equity fund to acquire all of the outstanding shares of Liberty Tax. Upon receipt of this prior proposal, the Company commenced a review of its strategic alternatives and solicited additional proposals from potentially interested parties.  Although the previously disclosed proposal has been withdrawn, throughout this process, the Company held discussions with several other interested parties in consultation with its legal and financial advisors, but none of such discussions resulted in an acceptable proposal.  At this time, there are no other proposals being considered by the Company.

The Special Committee intends to undertake a prompt review and evaluation of the recapitalization proposal and other available alternatives with its financial and legal advisors to determine the course of action it believes to be in the best interests of the Company and its shareholders, but there can be no assurance that this process will lead to the approval or completion of any transaction.  Liberty Tax does not intend to disclose developments regarding this process unless and until its Board of Directors approves a specific transaction or otherwise concludes its review of strategic alternatives.  Liberty Tax will provide updated operating and financial information regarding the 2019 tax season as such information becomes available.

About Liberty Tax, Inc.

Founded in 1997, Liberty Tax, Inc. (OTC PINK: TAXA) is the parent company of Liberty Tax Service. In the U.S. and Canada, last year, Liberty Tax prepared approximately two million individual income tax returns in more than 3,600 offices and online. Liberty Tax's online services are available through eSmart Tax, Liberty Online and DIY Tax, and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of seasonal tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor to many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding the review and consideration of the unsolicited proposal received by the Company, the review and evaluation of strategic alternatives, and the outcome of such review and evaluation.  There is no assurance that the review and evaluation of the unsolicited proposal and strategic alternatives will result in any transaction or other action by the Company, that any transaction or other action will be consummated, or that any transaction or other action will maximize stockholder value or result in a transaction that involves a premium to the current trading price of the stock of the Company.  These statements are based upon current expectations, beliefs and assumptions of Company management, and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, actual events could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to the withdrawal of the unsolicited proposal, the lack of actionable alternatives being identified in connection with the strategic alternative review, and risks relating to the substantial costs and diversion of personnel’s attention and resources due to these matters and other factors discussed in greater detail in the Company’s filings with the SEC. You are cautioned not to place undue reliance on such statements and to consult the Company’s most recent Annual Report on Form 10-K and other filings with the SEC for additional risks and uncertainties that may apply to the Company’s business and the ownership of the Company’s securities. The Company’s forward-looking statements are presented as of the date made, and the Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

INVESTOR RELATIONS CONTACT:
Michael S. Piper
Chief Financial Officer
Liberty Tax Service
(757) 493-8855
investorrelations@libtax.com